Exhibit 99

Snap-on Announces Fourth Quarter and Full Year 2021 Results

Operating margin before financial services of 21.0% in the fourth quarter improves 90 basis points;

Diluted EPS of $4.10 in the quarter increases 7.3% from 2020 and 33.1% from pre-pandemic 2019;

Sales of $1,108.3 million in the quarter up 3.2% from 2020, organic sales up 2.3%;
Sales in the quarter up 16.0% from pre-pandemic levels of 2019, organic sales up 13.0%

KENOSHA, Wis.--(BUSINESS WIRE)--February 3, 2022--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks, today announced 2021 operating results for the fourth quarter and full year.

  Net sales of $1,108.3 million in the fourth quarter of 2021 increased $33.9 million, or 3.2% from 2020 levels, reflecting a $24.7 million, or 2.3%, organic sales gain and $12.2 million of acquisition-related sales, partially offset by $3.0 million of unfavorable foreign currency translation. Additionally, net sales in the period increased $153.1 million, or 16.0%, from $955.2 million in the pre-pandemic fourth quarter of 2019, reflecting a $125.1 million, or 13.0%, organic sales gain, $20.9 million of acquisition-related sales, and $7.1 million of favorable foreign currency translation.
  Operating earnings before financial services for the quarter of $232.2 million, or 21.0% of sales, compared to $216.2 million, or 20.1% of sales, in 2020, which included $1.0 million of exit and disposal costs (“restructuring charges”).
  Financial services revenue in the quarter of $86.9 million compared to $93.4 million in 2020; financial services operating earnings of $67.2 million compared to $68.5 million last year.
  Consolidated operating earnings for the quarter of $299.4 million compared to $284.7 million last year, which included $1.0 million of restructuring charges. As a percentage of revenues (net sales plus financial services revenue), consolidated operating earnings were 25.1% and 24.4% in the fourth quarters of 2021 and 2020, respectively.
  The fourth quarter effective income tax rate was 22.3% in 2021 and 21.8% in 2020.
  Net earnings in the quarter of $223.7 million, or $4.10 per diluted share, compared to fourth quarter 2020 net earnings of $208.9 million, or $3.82 per diluted share, which included a $1.0 million, or $0.02 per diluted share, after-tax charge related to the restructuring actions. Additionally, reported net earnings in the pre-pandemic fourth quarter of 2019 were $170.6 million, or $3.08 per diluted share.
  Full year net sales of $4,252.0 million increased $659.5 million, or 18.4%, from 2020 levels, reflecting a $550.5 million, or 15.1%, organic sales gain, $62.6 million of acquisition-related sales, and $46.4 million of favorable foreign currency translation. Full year net earnings of $820.5 million, or $14.92 per diluted share, compared to net earnings of $627.0 million, or $11.44 per diluted share, last year. In 2020, excluding restructuring charges, net earnings, as adjusted, were $637.3 million. Earnings per diluted share in 2021 increased 28.3% as compared with the earnings per diluted share, as adjusted, of $11.63 recorded last year.

See “Non-GAAP Measures” below for a definition of, and further explanation about, organic sales and measures, as adjusted, excluding restructuring charges in 2020.

“Our fourth quarter performance was encouraging, as it reflects our continued upward trajectory, reaching new heights in sales, profitability and earnings, directly in the face of the ongoing pandemic, rising inflation and varying supply chain inefficiencies,” said Nick Pinchuk, Snap-on chairman and chief executive officer. “We believe the period’s performance confirms the resilience of our markets, the power of our strategic position, and the considerable strength rooted in the capable execution consistently delivered by our team against any obstacle . . . all coming together to author substantial momentum along our runways for growth. As we have throughout the turbulence, we’ve utilized our Snap-on Value Creation Processes to expand our advantages in our products, our brands, and our people, which we believe will serve to drive continuing and substantial progress for the foreseeable future. Finally, I want to thank our franchisees and our associates worldwide for their valuable contributions, for their ongoing dedication, and for their confidence in our prospects as we move through 2022 and beyond.”

Segment Results - Fourth Quarter

Commercial & Industrial Group segment sales of $358.7 million in the quarter compared to $364.4 million last year, reflecting a $1.6 million, or 0.4%, organic sales decline and $4.1 million of unfavorable foreign currency translation. The organic decrease is primarily due to lower sales to customers in critical industries. In addition, segment net sales in the period increased $5.8 million, or 1.6%, from $352.9 million in the pre-pandemic fourth quarter of 2019, reflecting a $6.7 million, or 1.9%, organic sales decline, offset by $8.7 million of acquisition-related sales and $3.8 million of favorable foreign currency translation.

Operating earnings of $50.1 million in the period, including $1.2 million of unfavorable foreign currency effects, compared to $56.2 million in 2020. The operating margin (operating earnings as a percentage of segment sales) of 14.0% compared to 15.4% a year ago.

Snap-on Tools Group segment sales of $504.8 million in the quarter increased $9.9 million, or 2.0%, from 2020 levels, reflecting a $7.9 million, or 1.6%, organic sales gain and $2.0 million of favorable foreign currency translation. The organic increase is due to higher activity in the U.S. franchise business, partially offset by a decrease in the segment’s international operations. Additionally, segment net sales in the period increased $93.1 million, or 22.6%, from $411.7 million in the pre-pandemic fourth quarter of 2019, reflecting an $89.2 million, or 21.5%, organic sales gain and $3.9 million of favorable foreign currency translation.

Operating earnings of $110.5 million in the period, including $3.6 million of favorable foreign currency effects, compared to $93.6 million in 2020. The operating margin of 21.9% compared to 18.9% last year.

Repair Systems & Information Group segment sales of $392.5 million in the quarter increased $31.4 million, or 8.7%, from 2020 levels, reflecting a $19.7 million, or 5.5%, organic sales increase and $12.2 million of acquisition-related sales, partially offset by $0.5 million of unfavorable foreign currency translation. The organic gain is comprised of higher sales of undercar equipment and of diagnostics and repair information products to independent repair shop owners and managers, partially offset by lower activity with OEM dealerships. In addition, segment net sales in the period increased $57.5 million, or 17.2%, from $335.0 million in the pre-pandemic fourth quarter of 2019, reflecting a $43.7 million, or 13.0%, organic sales gain, $12.2 million of acquisition-related sales, and $1.6 million of favorable foreign currency translation.

Operating earnings of $97.2 million in the period, including $0.3 million of favorable foreign currency effects, compared to $90.0 million in 2020, which included $1.0 million of restructuring costs. The operating margin of 24.8% compared to 24.9% a year ago.

Financial Services operating earnings of $67.2 million on revenue of $86.9 million in the quarter compared to operating earnings of $68.5 million on revenue of $93.4 million a year ago. In 2020, financial services revenue in the quarter benefited from an extra week of interest income associated with the 53-week fiscal year. Originations of $256.3 million in the fourth quarter decreased $16.1 million, or 5.9%, from 2020 levels.

Corporate expenses of $25.6 million in the quarter compared to $23.6 million last year.

Outlook

COVID-19, its subsequent variants, as well as related supply chain inefficiencies, continue to impact economic activity worldwide in 2022. Snap-on is accommodating to the virus-related turbulence and is capitalizing on opportunities in this mixed environment. The company believes that our markets and our operations possess and, indeed, have demonstrated considerable resilience against the impact of the virus and that there will be ongoing advancement even in the midst of the pandemic. The trajectory, however, may be uncertain due to the evolving nature and duration of the situation.

Snap-on expects to make continued progress in 2022 along its defined runways for coherent growth, leveraging capabilities already demonstrated in the automotive repair arena and developing and expanding its professional customer base, not only in automotive repair, but in adjacent markets, additional geographies and other areas, including extending in critical industries, where the cost and penalties for failure can be high. In pursuit of these initiatives, it is projected that capital expenditures in 2022 will be in a range of $90 million to $100 million. Snap-on continues to respond to the global macroeconomic challenges through its Rapid Continuous Improvement (RCI) process and other cost reduction initiatives.

Snap-on currently anticipates that its full year 2022 effective income tax rate will be in the range of 23% to 24%.

Conference Call and Webcast on February 3, 2022, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Thursday, February 3, 2022, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit https://www.snapon.com/EN/Investors/Investor-Events and click on the link to the call. The slide presentation accompanying the call can be accessed under the Downloads tab in the webcast viewer, as well as on the Snap-on website at https://www.snapon.com/EN/Investors/Financial-Information/Quarterly-Earnings.

Non-GAAP Measures

References in this release to “organic sales” refer to sales from continuing operations calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), adjusted to exclude acquisition-related sales and the impact of foreign currency translation. Management evaluates the company’s sales performance based on organic sales growth, which primarily reflects growth from the company’s existing businesses as a result of increased output, expanded customer base, geographic expansion, new product development and pricing changes, and excludes sales contributions from acquired operations the company did not own as of the comparable prior-year reporting period. Organic sales also exclude the effects of foreign currency translation as foreign currency translation is subject to volatility that can obscure underlying business trends. Management believes that the non-GAAP financial measure of organic sales is meaningful to investors as it provides them with useful information to aid in identifying underlying growth trends in the company’s businesses and facilitates comparisons of its sales performance with prior periods.

For the fourth quarter of 2020, the company is including operating earnings before financial services, consolidated operating earnings, net earnings, diluted earnings per share and its effective tax rate, all as adjusted to exclude the impact of $1.0 million of restructuring charges ($1.0 million after tax) for exit and disposal activities.

For the full year 2020, the company is including operating earnings before financial services, consolidated operating earnings, net earnings, diluted earnings per share and its effective tax rate, all as adjusted to exclude the impact of $12.5 million of restructuring charges ($10.3 million after tax) for exit and disposal activities, which occurred in the first, second and fourth quarters of fiscal 2020.

Management believes that adjusting these measures to exclude the restructuring charges provides more meaningful year-over-year comparisons of the company’s 2021 operating performance. For a reconciliation of the 2020 adjusted metrics, see “Reconciliation of Non-GAAP Financial Measures” below.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as for customers in industries, including aviation and aerospace, agriculture, construction, government and military, mining, natural resources, power generation and technical education. Snap-on also derives income from various financing programs to facilitate the sales of its products and support its franchise business. Products and services are sold through the company’s franchisee, company-direct, distributor and internet channels. Founded in 1920, Snap-on is a $4.25 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release may contain statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended January 2, 2021, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

For additional information, please visit www.snapon.com.

SNAP-ON INCORPORATED Condensed Consolidated Statements of Earnings (Amounts in millions, except per share data) (unaudited)

	Fourth Quarter		Full Year
	2021	2020	2021	2020

Net sales	$1,108.3	$1,074.4	$4,252.0	$3,592.5
Cost of goods sold	(574.9)	(558.2)	(2,141.2)	(1,844.0)
Gross profit	533.4	516.2	2,110.8	1,748.5
Operating expenses	(301.2)	(300.0)	(1,259.3)	(1,116.6)
Operating earnings before financial services	232.2	216.2	851.5	631.9

Financial services revenue	86.9	93.4	349.7	349.7
Financial services expenses	(19.7)	(24.9)	(77.7)	(101.1)
Operating earnings from financial services	67.2	68.5	272.0	248.6

Operating earnings	299.4	284.7	1,123.5	880.5
Interest expense	(11.3)	(15.4)	(53.1)	(54.0)
Other income (expense) – net	5.1	2.4	16.5	8.7
Earnings before income taxes and equity earnings	293.2	271.7	1,086.9	835.2
Income tax expense	(64.1)	(58.2)	(247.0)	(189.1)
Earnings before equity earnings	229.1	213.5	839.9	646.1
Equity earnings, net of tax	—	0.3	1.5	0.3
Net earnings	229.1	213.8	841.4	646.4
Net earnings attributable to noncontrolling interests	(5.4)	(4.9)	(20.9)	(19.4)
Net earnings attributable to Snap-on Inc.	$223.7	$208.9	$820.5	$627.0

Net earnings per share attributable to Snap-on Inc.:
Basic	$4.18	$3.85	$15.22	$11.55
Diluted	4.10	3.82	14.92	11.44

Weighted-average shares outstanding:
Basic	53.5	54.2	53.9	54.3
Effect of dilutive securities	1.0	0.5	1.1	0.5
Diluted	54.5	54.7	55.0	54.8

SNAP-ON INCORPORATED Supplemental Segment Information (Amounts in millions) (unaudited)

	Fourth Quarter		Full Year
	2021	2020	2021	2020
Net sales:
Commercial & Industrial Group	$358.7	$364.4	$1,406.3	$1,234.6
Snap-on Tools Group	504.8	494.9	1,938.6	1,643.9
Repair Systems & Information Group	392.5	361.1	1,503.1	1,238.2
Segment net sales	1,256.0	1,220.4	4,848.0	4,116.7
Intersegment eliminations	(147.7)	(146.0)	(596.0)	(524.2)
Total net sales	1,108.3	1,074.4	4,252.0	3,592.5
Financial Services revenue	86.9	93.4	349.7	349.7
Total revenues	$1,195.2	$1,167.8	$4,601.7	$3,942.2

Operating earnings:
Commercial & Industrial Group	$50.1	$56.2	$209.9	$153.7
Snap-on Tools Group	110.5	93.6	411.1	267.7
Repair Systems & Information Group	97.2	90.0	348.6	298.0
Financial Services	67.2	68.5	272.0	248.6
Segment operating earnings	325.0	308.3	1,241.6	968.0
Corporate	(25.6)	(23.6)	(118.1)	(87.5)
Operating earnings	299.4	284.7	1,123.5	880.5
Interest expense	(11.3)	(15.4)	(53.1)	(54.0)
Other income (expense) – net	5.1	2.4	16.5	8.7
Earnings before income taxes and equity earnings	$293.2	$271.7	$1,086.9	$835.2

SNAP-ON INCORPORATED Condensed Consolidated Balance Sheets (Amounts in millions) (unaudited)

	Fiscal Year End
	2021	2020
Assets
Cash and cash equivalents	$780.0	$923.4
Trade and other accounts receivable – net	682.3	640.7
Finance receivables – net	542.3	530.2
Contract receivables – net	110.4	112.5
Inventories – net	803.8	746.5
Prepaid expenses and other assets	134.6	129.7
Total current assets	3,053.4	3,083.0

Property and equipment – net	518.2	526.2
Operating lease right-of-use assets	51.9	51.9
Deferred income tax assets	49.5	50.3
Long-term finance receivables – net	1,114.0	1,136.3
Long-term contract receivables – net	378.2	374.7
Goodwill	1,116.5	982.4
Other intangibles – net	301.7	260.8
Other assets	176.3	91.7
Total assets	$6,759.7	$6,557.3

Liabilities and Equity
Notes payable and current maturities of long-term debt	$17.4	$268.5
Accounts payable	277.6	222.9
Accrued benefits	67.4	59.7
Accrued compensation	114.8	89.9
Franchisee deposits	80.7	78.4
Other accrued liabilities	424.3	445.5
Total current liabilities	982.2	1,164.9

Long-term debt	1,182.9	1,182.1
Deferred income tax liabilities	122.7	70.4
Retiree health care benefits	31.1	34.5
Pension liabilities	104.9	127.1
Operating lease liabilities	34.2	34.0
Other long-term liabilities	97.9	97.7
Total liabilities	2,555.9	2,710.7

Equity
Shareholders' equity attributable to Snap-on Inc.
Common stock	67.4	67.4
Additional paid-in capital	472.7	391.7
Retained earnings	5,699.9	5,156.9
Accumulated other comprehensive loss	(343.9)	(365.8)
Treasury stock at cost	(1,714.2)	(1,425.3)
Total shareholders' equity attributable to Snap-on Inc.	4,181.9	3,824.9
Noncontrolling interests	21.9	21.7
Total equity	4,203.8	3,846.6
Total liabilities and equity	$6,759.7	$6,557.3

SNAP-ON INCORPORATED Condensed Consolidated Statements of Cash Flows (Amounts in millions) (unaudited)

	Fourth Quarter
	2021	2020
Operating activities:
Net earnings	$229.1	$213.8
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	19.2	19.0
Amortization of other intangibles	10.5	6.2
Provision for losses on finance receivables	8.4	13.4
Provision for losses on non-finance receivables	3.8	6.4
Stock-based compensation expense	8.1	7.0
Deferred income tax provision	5.0	0.3
Loss on sales of assets	0.2	0.7
Changes in operating assets and liabilities, net of effects of acquisition:
Trade and other accounts receivable	(38.0)	(10.6)
Contract receivables	9.1	(3.1)
Inventories	(20.8)	37.8
Prepaid and other assets	(0.7)	8.8
Accounts payable	8.5	7.5
Accruals and other liabilities	(19.7)	10.4
Net cash provided by operating activities	222.7	317.6

Investing activities:
Additions to finance receivables	(215.5)	(223.5)
Collections of finance receivables	205.8	207.6
Capital expenditures	(16.3)	(26.5)
Acquisition of business, net of cash acquired	—	(35.4)
Disposals of property and equipment	0.5	0.4
Other	1.7	3.8
Net cash used by investing activities	(23.8)	(73.6)

Financing activities:
Net increase in other short-term borrowings	0.3	0.5
Cash dividends paid	(76.1)	(66.8)
Purchases of treasury stock	(75.5)	(78.7)
Proceeds from stock purchase and option plans	4.0	39.3
Other	(6.8)	(5.9)
Net cash used by financing activities	(154.1)	(111.6)

Effect of exchange rate changes on cash and cash equivalents	(0.3)	3.5
Increase in cash and cash equivalents	44.5	135.9

Cash and cash equivalents at beginning of period	735.5	787.5
Cash and cash equivalents at end of year	$780.0	$923.4

Supplemental cash flow disclosures:
Cash paid for interest	$(8.4)	$(8.6)
Net cash paid for income taxes	(61.8)	(56.5)

SNAP-ON INCORPORATED Condensed Consolidated Statements of Cash Flows (Amounts in millions) (unaudited)

	Full Year
	2021	2020
Operating activities:
Net earnings	$841.4	$646.4
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	75.6	73.3
Amortization of other intangibles	29.2	23.4
Provision for losses on finance receivables	32.1	54.6
Provision for losses on non-finance receivables	16.3	22.7
Stock-based compensation expense	41.4	19.5
Deferred income tax provision (benefit)	8.4	(8.2)
Loss on sales of assets	1.7	1.4
Settlement of treasury lock	—	1.4
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	(61.4)	47.9
Contract receivables	(3.1)	(29.9)
Inventories	(75.4)	34.2
Prepaid and other assets	(10.7)	8.5
Accounts payable	56.8	17.8
Accruals and other liabilities	14.3	95.6
Net cash provided by operating activities	966.6	1,008.6

Investing activities:
Additions to finance receivables	(878.1)	(835.0)
Collections of finance receivables	854.2	750.3
Capital expenditures	(70.1)	(65.6)
Acquisitions of businesses, net of cash acquired	(199.7)	(41.5)
Disposals of property and equipment	2.1	1.8
Other	1.2	2.2
Net cash used by investing activities	(290.4)	(187.8)

Financing activities:
Proceeds from issuance of long-term debt	—	489.9
Repayments of long-term debt	(250.0)	—
Net increase (decrease) in other short-term borrowings	3.3	(187.2)
Cash dividends paid	(275.8)	(243.3)
Purchases of treasury stock	(431.3)	(174.3)
Proceeds from stock purchase and option plans	162.4	55.8
Other	(27.4)	(25.2)
Net cash used by financing activities	(818.8)	(84.3)

Effect of exchange rate changes on cash and cash equivalents	(0.8)	2.4
Increase (decrease) in cash and cash equivalents	(143.4)	738.9

Cash and cash equivalents at beginning of year	923.4	184.5
Cash and cash equivalents at end of year	$780.0	$923.4

Supplemental cash flow disclosures:
Cash paid for interest	$(55.9)	$(49.8)
Net cash paid for income taxes	(249.0)	(188.4)

Non-GAAP Supplemental Data

The following non-GAAP supplemental data is presented for informational purposes to provide readers with insight into the information used by management for assessing the operating performance of Snap-on Incorporated's (“Snap-on”) non-financial services (“Operations”) and “Financial Services” businesses.

The supplemental Operations data reflects the results of operations and financial position of Snap-on's tools, diagnostic and equipment products, software and other non-financial services operations with Financial Services presented on the equity method. The supplemental Financial Services data reflects the results of operations and financial position of Snap-on's U.S. and international financial services operations. The financing needs of Financial Services are met through intersegment borrowings and cash generated from Operations; Financial Services is charged interest expense on intersegment borrowings at market rates. Income taxes are charged to Financial Services on the basis of the specific tax attributes generated by the U.S. and international financial services businesses. Transactions between the Operations and Financial Services businesses were eliminated to arrive at the Condensed Consolidated Financial Statements.

SNAP-ON INCORPORATED Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings (Amounts in millions) (unaudited)

	Operations*		Financial Services
	Fourth Quarter		Fourth Quarter
	2021	2020	2021	2020

Net sales	$1,108.3	$1,074.4	$—	$—
Cost of goods sold	(574.9)	(558.2)	—	—
Gross profit	533.4	516.2	—	—
Operating expenses	(301.2)	(300.0)	—	—
Operating earnings before financial services	232.2	216.2	—	—

Financial services revenue	—	—	86.9	93.4
Financial services expenses	—	—	(19.7)	(24.9)
Operating earnings from financial services	—	—	67.2	68.5

Operating earnings	232.2	216.2	67.2	68.5
Interest expense	(11.3)	(15.3)	—	(0.1)
Intersegment interest income (expense) – net	14.3	17.4	(14.3)	(17.4)
Other income (expense) – net	5.1	2.2	—	0.2
Earnings before income taxes and equity earnings	240.3	220.5	52.9	51.2
Income tax expense	(50.5)	(45.2)	(13.6)	(13.0)
Earnings before equity earnings	189.8	175.3	39.3	38.2
Financial services – net earnings attributable to Snap-on	39.3	38.2	—	—
Equity earnings, net of tax	—	0.3	—	—
Net earnings	229.1	213.8	39.3	38.2
Net earnings attributable to noncontrolling interests	(5.4)	(4.9)	—	—
Net earnings attributable to Snap-on	$223.7	$208.9	$39.3	$38.2

* Snap-on with Financial Services presented on the equity method.

SNAP-ON INCORPORATED Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings (Amounts in millions) (unaudited)

	Operations*		Financial Services
	Full Year		Full Year
	2021	2020	2021	2020

Net sales	$4,252.0	$3,592.5	$—	$—
Cost of goods sold	(2,141.2)	(1,844.0)	—	—
Gross profit	2,110.8	1,748.5	—	—
Operating expenses	(1,259.3)	(1,116.6)	—	—
Operating earnings before financial services	851.5	631.9	—	—

Financial services revenue	—	—	349.7	349.7
Financial services expenses	—	—	(77.7)	(101.1)
Operating earnings from financial services	—	—	272.0	248.6

Operating earnings	851.5	631.9	272.0	248.6
Interest expense	(53.0)	(53.8)	(0.1)	(0.2)
Intersegment interest income (expense) – net	57.1	68.5	(57.1)	(68.5)
Other income (expense) – net	16.4	8.5	0.1	0.2
Earnings before income taxes and equity earnings	872.0	655.1	214.9	180.1
Income tax expense	(193.3)	(142.7)	(53.7)	(46.4)
Earnings before equity earnings	678.7	512.4	161.2	133.7
Financial services – net earnings attributable to Snap-on	161.2	133.7	—	—
Equity earnings, net of tax	1.5	0.3	—	—
Net earnings	841.4	646.4	161.2	133.7
Net earnings attributable to noncontrolling interests	(20.9)	(19.4)	—	—
Net earnings attributable to Snap-on	$820.5	$627.0	$161.2	$133.7

* Snap-on with Financial Services presented on the equity method.

SNAP-ON INCORPORATED Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Balance Sheets (Amounts in millions) (unaudited)

	Operations*		Financial Services
	Fiscal Year End		Fiscal Year End
	2021	2020	2021	2020
Assets
Cash and cash equivalents	$779.9	$923.2	$0.1	$0.2
Intersegment receivables	12.5	14.6	—	0.2
Trade and other accounts receivable – net	681.7	639.7	0.6	1.0
Finance receivables – net	—	—	542.3	530.2
Contract receivables – net	6.4	7.0	104.0	105.5
Inventories – net	803.8	746.5	—	—
Prepaid expenses and other assets	136.8	131.1	7.4	7.8
Total current assets	2,421.1	2,462.1	654.4	644.9

Property and equipment – net	516.5	524.4	1.7	1.8
Operating lease right-of-use assets	50.0	49.7	1.9	2.2
Investment in Financial Services	350.6	349.8	—	—
Deferred income tax assets	26.5	27.6	23.0	22.7
Intersegment long-term notes receivable	570.1	316.9	—	—
Long-term finance receivables – net	—	—	1,114.0	1,136.3
Long-term contract receivables – net	9.7	12.4	368.5	362.3
Goodwill	1,116.5	982.4	—	—
Other intangibles – net	301.7	260.8	—	—
Other assets	188.6	103.9	0.1	0.1
Total assets	$5,551.3	$5,090.0	$2,163.6	$2,170.3

Liabilities and Equity
Notes payable and current maturities of long-term debt	$17.4	$18.5	$—	$250.0
Accounts payable	276.6	222.3	1.0	0.6
Intersegment payables	—	—	12.5	14.8
Accrued benefits	67.4	59.7	—	—
Accrued compensation	110.9	87.2	3.9	2.7
Franchisee deposits	80.7	78.4	—	—
Other accrued liabilities	407.1	418.8	26.8	35.9
Total current liabilities	960.1	884.9	44.2	304.0

Long-term debt and intersegment long-term debt	—	—	1,753.0	1,499.0
Deferred income tax liabilities	122.7	70.4	—	—
Retiree health care benefits	31.1	34.5	—	—
Pension liabilities	104.9	127.1	—	—
Operating lease liabilities	32.5	31.6	1.7	2.4
Other long-term liabilities	96.2	94.9	14.1	15.1
Total liabilities	1,347.5	1,243.4	1,813.0	1,820.5

Total shareholders' equity attributable to Snap-on	4,181.9	3,824.9	350.6	349.8
Noncontrolling interests	21.9	21.7	—	—
Total equity	4,203.8	3,846.6	350.6	349.8
Total liabilities and equity	$5,551.3	$5,090.0	$2,163.6	$2,170.3

* Snap-on with Financial Services presented on the equity method.

SNAP-ON INCORPORATED Reconciliation of Non-GAAP Financial Measures (Amounts in millions, except per share data) (unaudited)

	Fourth Quarter		Full Year
	2021	2020	2021	2020
AS REPORTED

Charges associated with exit and disposal activities (“restructuring charges”)
Pre-tax restructuring charges	$—	$(1.0)	$—	$(12.5)
Income tax benefits	—	—	—	2.2
Restructuring charges, after tax	$—	$(1.0)	$—	$(10.3)

Weighted-average shares outstanding - diluted	54.5	54.7	55.0	54.8

Diluted EPS - restructuring charges	$—	$(0.02)	$—	$(0.19)

ADJUSTED INFORMATION - NON-GAAP

1) Operating earnings before financial services
As reported	$232.2	$216.2	$851.5	$631.9
Restructuring charges	—	1.0	—	12.5
As adjusted	$232.2	$217.2	$851.5	$644.4

Operating earnings before financial services as a percentage of sales
As reported	21.0%	20.1%	20.0%	17.6%
As adjusted	21.0%	20.2%	20.0%	17.9%

2) Operating earnings
As reported	$299.4	$284.7	$1,123.5	$880.5
Restructuring charges	—	1.0	—	12.5
As adjusted	$299.4	$285.7	$1,123.5	$893.0

Operating earnings as a percentage of revenue
As reported	25.1%	24.4%	24.4%	22.3%
As adjusted	25.1%	24.5%	24.4%	22.6%

SNAP-ON INCORPORATED Reconciliation of Non-GAAP Financial Measures (continued) (Amounts in millions, except per share data) (unaudited)

	Fourth Quarter		Full Year
	2021	2020	2021	2020
ADJUSTED INFORMATION - NON-GAAP (continued)

3) Net earnings attributable to Snap-on Incorporated
As reported	$223.7	$208.9	$820.5	$627.0
Restructuring charges, after tax	—	1.0	—	10.3
As adjusted	$223.7	$209.9	$820.5	$637.3

4) Diluted EPS
As reported	$4.10	$3.82	$14.92	$11.44
Restructuring charges, after tax	—	0.02	—	0.19
As adjusted	$4.10	$3.84	$14.92	$11.63

5) Effective tax rate
As reported	22.3%	21.8%	23.2%	23.2%
Restructuring charges	—	(0.1)	—	(0.1)
As adjusted	22.3%	21.7%	23.2%	23.1%

Contacts

Investors:
Sara Verbsky
262/656-4869

Media:
Samuel Bottum
262/656-5793